Exhibit 4.10

IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K, CERTAIN IDENTIFIED
INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT
MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR
CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Beijing Chuangyuqizhi Technology Co., Ltd.

Shenzhen Erwan Education Technology Co., Ltd.

and

Beijing Zhixueduxing Technology Co., Ltd.

Equity Pledge Agreement

May 8, 2024

Equity Pledge Agreement

This Equity Pledge Agreement (the “Agreement”) is executed by and among the following Parties on May 8, 2024:

(1)	Shenzhen Erwan Education Technology Co., Ltd. (the “Pledgor”), a limited liability company organized and existing under the laws of the People’s Republic of China, with its registered address at 2802, Qianhai Shimao Financial Center Phase II, 3040 Xinghai Avenue, Nanshan District, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen, Guangdong, People’s Republic of China;

(2)	Beijing Chuangyuqizhi Technology Co., Ltd. (the “Pledgee”), a wholly foreign-owned company duly incorporated and validly existing under the laws of the People’s Republic of China, with its registered address at Room 1101, 11/F, Building No. 7, Zone No. 34, Chuangyuan Road, Chaoyang District, Beijing, People’s Republic of China; and

(3)	Beijing Zhixueduxing Technology Co., Ltd. (the “Company”), a limited liability company organized and existing under the laws of the People’s Republic of China, with its registered address at Room 202, 2/F, Building No. 7, Zone No. 34, Chuangyuan Road, Chaoyang District, Beijing, People’s Republic of China.

(In this Agreement, the above parties are individually referred to as a “Party” and collectively referred to as the “Parties”.)

Whereas,

1.	The Pledgor has formally executed the Equity Transfer Agreement on May 8, 2024 with Feierlai (Beijing) Technology Co., Ltd. (“Beijing Feierlai”), In accordance with the terms of the Equity Transfer Agreement, the Pledgor has legally assumed all the equity interests of the Company. As registered shareholder of the Company, the Pledgor holds 100% of equity in the Company (“Company Equity”) according to law, the capital contribution and shareholding ratio of which being as set out in Annex I hereto.

2.	In accordance with the Exclusive Option Agreement (as may be amended from time to time, the “Exclusive Option Agreement”) signed by and among the Parties, the Pledgor shall, to the extent permitted by PRC Laws, transfer at the request of the Pledgee all or part of their equity in the Company to the Pledgee and/or any other person designated by the Pledgee, and the Company shall, to the extent permitted by PRC Laws, transfer at the request of the Pledgee all or part of its assets and businesses to the Pledgee and/or any other person designated by the Pledgee.

3.	In accordance with the Voting Rights Proxy Agreement (“Proxy Agreement”) signed by and among the Parties, the Pledgor has granted a general power of attorney to the Pledgee or such person as may then be appointed by the Pledgee to exercise all of its shareholder voting rights in the Company on behalf of the Pledgor.

4.	In accordance with the Exclusive Consultancy and Service Agreement (as may be amended from time to time, the “Service Agreement”) signed by and between the Company and the Pledgee, the Company has, on an exclusive basis, engaged the Pledgee to provide it with relevant technical consulting and services and agreed to pay relevant service fees to the Pledgee for such technical consulting and services.

5.	As a guarantee for the performance by the Pledgor and the Company of their Contractual Obligations (as defined below) and their satisfaction of the Secured Indebtedness (as defined below), the Pledgor intends to pledge all of its equity in the Company to the Pledgee and create first ranking right of pledge in favor of the Pledgee.

Now therefore, after friendly consultations, the Parties agree as follows:

1	Definitions

1.1	Unless otherwise required by the context, the following terms shall have the following meanings in this Agreement:

“Contractual Obligations”:	means all contractual obligations of the Pledgor and the Company under the Service Agreement, the Exclusive Option Agreement and the Proxy Agreement (as such documents may be amended and restated from time to time, collectively referred to as the “Transaction Agreements”); and all contractual obligations of the Pledgor under this Agreement.

“Secured Indebtedness”:	means all service fees, interest, liquidated damages and compensation due to the Pledgee under the Transaction Agreements, including any and all direct, indirect or consequential losses and loss of predictable benefits as may be suffered by the Pledgee as a result of any Event of Default of the Pledgor and/or the Company(the basis of which including but not limited to reasonable business plan, profit forecast of the Pledgee and all costs as may be incurred by the Pledgee in connection with its enforcement of the performance of the Contractual Obligations against the Pledgor and/or the Company), and the cost of realizing the pledge of equity and all other expenses payable (including but not limited to attorney’s fees, arbitration fees, supervision, evaluation and auction fees as well as any taxes and dues).

“Event of Default”:	means a breach by the Pledgor or the Company of any of its Contractual Obligations under the Transaction Agreements and/or this Agreement.

“Pledged Equity”:	means all of the Pledgor’s equity in the Company as lawfully owned by the Pledgor as of the effectiveness hereof and pledged hereunder to the Pledgee as security for the Pledgor’s and the Company’s performance of their respective Contractual Obligations and any increased capital contribution, any dividend received under Sections 2.6 and 2.7 hereof and the Additional Equity (if applicable) set forth in Article 9.6 hereof.

“Industry and Commerce”:	means the competent market supervision and administration department.

“PRC Laws”:	means the then effective laws, administrative regulations, administrative rules, local statutes, judicial interpretations and other binding normative documents of the People’s Republic of China.

1.2	In this Agreement, any reference to any PRC Law shall be deemed to include (1) a reference to such PRC Law as modified, amended, supplemented or reenacted, effective either before or after the date hereof; and (2) a reference to any other decision, circular or rule made thereunder or effective as a result thereof.

1.3	Unless otherwise required by the context, a reference to a provision, clause, section or paragraph shall be a reference to a provision, clause, section or paragraph of this Agreement.

2	Equity Pledge

2.1	The Pledgor hereby agrees to pledge, in accordance with the terms hereof, its lawfully owned and rightfully disposable Pledged Equity to the Pledgee as security for the timely and complete performance of Contractual Obligations and the repayment of the Secured Indebtedness. The Company hereby agrees for the Pledgor to pledge the Pledged Equity to the Pledgee in accordance with the terms hereof in the form of first priority pledge.

2.2	The Pledgor shall record the equity pledge arrangement (“Equity Pledge”) hereunder in the shareholders’ register of the Company as of the signing date of this Agreement, and shall provide the Pledgee with proof of such registration in form satisfactory to the Pledgee. Within 15 days from the date hereof or within other time limit agreed by all Parties, the Pledgor shall provide the Pledgee with the industrial and commercial registration documents in connection with the Equity Pledge for filing. The Pledgee shall keep such items for the entire pledge period stipulated in this Agreement. The Pledgor may keep photocopies of such items.

2.3	During the term of this Agreement, the Pledgee shall not be liable in whatsoever manner for any diminution in value of the Pledged Equity and the Pledgor shall have no right to seek any form of recourse or bring any claim against the Pledgee’s other personal property in connection therewith, except where such diminution arises out of any willful conduct of the Pledgee or out of its material omission having immediate causal link with such result.

2.4	Subject to Section 2.3 above, if the Pledged Equity is likely to suffer such a manifest value diminution as to impair the rights of the Pledgee, the Pledgee may require the Pledgor to provide the corresponding security, or may at any time auction or sell the Pledged Equity on behalf of the Pledgor and may, as agreed with the Pledgor, apply the proceeds from such auction or sale towards early full satisfaction of the Secured Indebtedness, or deposit (entirely at the cost of the Pledgor) such proceeds with a notary organ of the place of the Pledgee.

2.5	The Pledgee has the first ranking security interest in the Pledged Equity. Upon occurrence of any Event of Default, the Pledgee shall be entitled to dispose of the Pledged Equity in such manner as prescribed in Section 4 hereof.

2.6	The Pledgor may not increase the capital of the Company except with the prior written consent of the Pledgee. Any increase in the capital contributed by the Pledgor to the registered capital of the Company as a result of any capital increase shall also become part of the Pledged Equity, which shall be registered as soon as possible in accordance with Section 2.2 of this agreement.

2.7	The Pledgee shall have the right to collect bonus or dividends generated by the equity during the term of pledge. The Pledgor may not receive any dividend or bonus in respect of the Pledged Equity except with the prior written consent of the Pledgee. After deduction of the individual income tax paid by the Pledgor, any dividend or bonus received by the Pledgor in respect of the Pledged Equity shall be, at the request of the Pledgee: (1) deposited into an account designated by the Pledgee, which will be under the supervision of the Pledgee, and used to secure the Contractual Obligations and to first satisfy the Secured Indebtedness; or (2) without prejudice to PRC Laws, unconditionally donated to the Pledgee or the person designated by the Pledgee.

2.8	Upon occurrence of an Event of Default, the Pledgee shall be entitled to dispose of any Pledged Equity of any Pledgor in accordance with the terms hereof.

2.9	If the Company needs to be dissolved or liquidated in accordance with the mandatory provisions of PRC Laws, after such dissolution or liquidation procedures are completed according to law, any proceeds received by the Pledgor from the Company according to law shall be, at the request of the Pledgee: (1) deposited into an account designated by the Pledgee, which will be under the supervision of the Pledgee, and used to secure the Contractual Obligations and to first satisfy the Secured Indebtedness; or (2) without prejudice to PRC Laws, unconditionally donated to the Pledgee or the person designated by the Pledgee.

3	Release of Pledge

Upon full and complete performance by the Pledgor and the Company of all of their Contractual Obligations and full satisfaction of all Secured Indebtedness, the Pledgee shall, at the request of the Pledgor, release the Equity Pledge hereunder and cooperate with the Pledgor in relation to both the deregistration of the Equity Pledge in the shareholders’ register of the Company and the deregistration of the Equity Pledge with the relevant industry and commerce administration; reasonable costs arising from such release of Equity Pledge shall be borne by the Pledgee.

4	Disposal of Pledged Equity

4.1	The Parties hereby agree that, upon occurrence of any Event of Default, the Pledgee shall be entitled to exercise, upon written notice to the Pledgor, all of the remedies, rights and powers available to it under PRC Laws, the Transaction Agreements and this Agreement, including but not limited to: (a) to the extent permitted by PRC laws and regulations, at the request of the Pledgee, the right to procure the Pledgor to transfer to the Pledgee and/or any other person designated by it all or part of their Equity Pledged at the lowest transfer price permitted by PRC Laws; (b) the right to sell the Pledged Equity for prior satisfaction of claims by discount or auction; or (c) other means to realize the pledge as permitted by PRC Laws. Once the Pledgee chooses to exercise the pledge, the Pledgor shall no longer have any right or interest in the Equity Pledged.

4.2	The Pledgee shall be entitled to appoint, in writing, its counsels or other agents to exercise any and all of its foregoing rights and powers and neither the Pledgor nor the Company shall object thereto.

4.3	All reasonable costs incurred by it in connection with the Pledgee’s exercise of any or all of its foregoing rights and powers shall be borne by the Pledgor, and the Pledgee shall have the right to fully deduct such costs from the proceeds obtained as a result of such exercise of rights and powers.

4.4	The proceeds obtained as a result of the exercise by the Pledgee of its rights and powers shall be applied in the following order of precedence:

Firstly, towards payment of all costs arising out of the disposal of the Pledged Equity and the exercise by the Pledgee of its rights and powers (including fees paid to its counsels and agents);

Secondly, towards payment of the taxes payable in connection with the disposal of the Pledged Equity; and

Thirdly, towards repayment of the Secured Indebtedness to the Pledgee.

Any balance after the deduction of the foregoing payments shall either be returned by the Pledgee to the Pledgor or any other person who may be entitled to such balance under relevant laws and regulations or be deposited by the Pledgee with a notary organ of the place of the Pledgee (any costs arising out of such deposit shall be borne by the Pledgor).

The value of the Secured Indebtedness shall be determined on the basis of the aggregate due and outstanding Secured Indebtedness on the most recent date before the occurrence of any Event of Default or on the date of occurrence.

4.5	The Pledgee shall not be required to first exercise other remedies for breach of contract prior to exercising its right to auction or sell the Pledged Equity. Neither the Pledgor nor the Company have the right to raise objections to whether the Pledgee exercises part of its pledge rights or the exercise sequence of pledge rights.

4.6	When the Pledgee disposes of the Equity Pledged in accordance with this Agreement, the Pledgor and the Company shall provide necessary assistance, so that the Pledgee may realize the pledge of equity in accordance with the terms hereof.

4.7	The Pledgee may issue a notice of default to the Pledgor upon or at any time after the occurrence of any Event of Default, requiring the Pledgor to immediately pay all outstanding payments due and payable under the Transaction Agreements and all other amounts due and payable to the Pledgee, and/or to dispose of the pledge in accordance with Section 4 hereof.

5	Costs and Expenses

Any and all actual costs and expenses arising in connection with the creation of the Equity Pledge hereunder, including (without limitation) the stamp duty and any other taxes and all legal costs, shall be borne by the Company, except for those to be borne by the Pledgee as required by law.

6	Continuing Guarantee and Non-Waiver

The Equity Pledge created hereunder shall constitute a continuing guarantee and shall remain valid until full performance of the Contractual Obligations or full satisfaction of the Secured Indebtedness. Neither any waiver or grace granted by the Pledgee with respect to any breach of the Pledgor nor any delay of the Pledgee in its exercise of any of its rights under the Transaction Agreements and this Agreement shall affect the right of the Pledgee under this Agreement, relevant PRC Laws and the Transaction Agreements to require at any time thereafter the Pledgor to strictly perform the Transaction Agreements and this Agreement or any right that may be available to the Pledgee as a result of any subsequent breach by the Pledgor of the Transaction Agreements and/or this Agreement.

7	Representations and Warranties by the Pledgor

The Pledgor represents and warrants to the Pledgee that:

7.1	The Pledgor is a Chinese enterprise with full capacity to act; it has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may independently act as a subject of litigation.

7.2	The Company in which the Pledgor hold equity interest is a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China, with independent legal personality. The Company has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may independently act as a subject of litigation. It has full power and authority to execute and deliver this Agreement and all other documents to be entered into by it which are related to the transaction contemplated hereunder, as well as to consummate such transaction.

7.3	All reports, documents and information provided by the Pledgor to the Pledgee prior to the effectiveness of this Agreement with respect to matters pertaining to the Pledgor or required by this Agreement are true, correct and valid in all material respects as of the effectiveness of this Agreement.

7.4	All reports, documents and information provided by the Pledgor to the Pledgee subsequent to the effectiveness of this Agreement with respect to matters pertaining to the Pledgor or required by this Agreement are true, correct and valid in all material respects as of the time of provision of the same.

7.5	As of the effectiveness of this Agreement, the Pledgor is the sole lawful owner of the Pledged Equity free from any ongoing dispute as to the ownership thereof, the Pledged Equity is not subject to seizure or other legal procedures or similar threats, and may be used for pledge and transfer in accordance with applicable laws. The Pledgor has the right to dispose of the Pledged Equity or any part thereof.

7.6	Other than the security interest created on the Pledged Equity hereunder and the rights created under the Transaction Agreements, the Pledged Equity is free from any other security interest, third party right or interest or other encumbrances.

7.7	The Pledged Equity may be lawfully pledged and transferred, and the Pledgor has full rights and powers to pledge the Pledged Equity to the Pledgee in accordance with the terms hereof.

7.8	Once duly executed by the Pledgor, this Agreement will constitute lawful, valid and binding obligations of the Pledgor.

7.9	Any consent, permission, waiver or authorization by any third party or any approval, license or exemption from or any registration or filing formalities with any governmental body (if required by law), requisite in each case for the execution and performance of this Agreement and the creation of the Equity Pledge hereunder, have been obtained or are being pursued and will remain fully valid during the term of this Agreement.

7.10	The execution and performance by the Pledgor of this Agreement will not violate or conflict with any law applicable to the Pledgor, any agreement to which any Pledgor is a party or by which its assets is bound, any court judgment, any arbitral award, or any decision of any administrative authority.

7.11	The pledge hereunder constitutes a first ranking security interest on the Pledged Equity.

7.12	All taxes and costs payable in connection with the securing of the Pledged Equity have been paid in full by the Pledgor and the Company.

7.13	There is no pending, or to the knowledge of the Pledgor, threatened, suit, legal proceeding or claim before any court or arbitral tribunal or by any governmental body or administrative authority against the Pledgor or its properties or the Pledged Equity having a material or adverse effect on the financial condition of the Pledgor or their ability to fulfill its obligations and the guarantee liability hereunder.

7.14	The execution by the Pledgor of the Agreement, the exercise of its rights hereunder, or the performance of its obligations hereunder, will not violate any law, regulation, any agreement or contract to which any Pledgor is a party, or any commitment made by any Pledgor to any third party.

7.15	The Pledgor hereby warrants to the Pledgee that the foregoing representations and warranties will remain true and correct and fully complied with under all circumstances at any time prior to full performance of the Contractual Obligations or full satisfaction of the Secured Indebtedness.

8	Representations and Warranties by the Company

The Company hereby represents and warrants to the Pledgee that:

8.1	The Company is a limited liability company duly incorporated and validly existing under PRC Laws with independent legal personality; and has full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

8.2	All reports, documents and information provided by the Company to the Pledgee prior to the effectiveness of this Agreement with respect to matters pertaining to the Pledged Equity or required by this Agreement are true, correct and valid in all material respects as of the effectiveness of this Agreement.

8.3	All reports, documents and information provided by the Company to the Pledgee subsequent to the effectiveness of this Agreement with respect to matters pertaining to the Pledged Equity or required by this Agreement are true, correct and valid in all material respects as of the time of provision of the same.

8.4	It has full power and authority to execute and deliver this Agreement and all other documents to be entered into by it which are related to the transaction contemplated hereunder, as well as to consummate such transaction.

8.5	There is no pending, or to the knowledge of the Company, threatened, suit, legal proceeding or claim before any court or arbitral tribunal or by any governmental body or administrative authority against the Company, its equity or its assets (including but not limited to the Pledged Equity) having a material adverse effect on the financial condition of the Company or the ability of the Company to fulfill its obligations and the guarantee liability hereunder.

8.6	The Company hereby agrees to be severally and jointly liable to the Pledgee for the representations and warranties made by the Pledgor hereunder.

8.7	All taxes and costs payable in connection with the securing of the Pledged Equity have been paid in full by the Pledgor and the Company.

8.8	The assets owned by the Company are free from any significant security interest or other encumbrances that may affect the rights and interests of the Pledgee in the equity.

8.9	The Company hereby warrants to the Pledgee that the foregoing representations and warranties will remain true and correct and fully complied with under all circumstances at any time prior to full performance of the Contractual Obligations or full satisfaction of the Secured Indebtedness.

9	Undertakings by Pledgor

The Pledgor undertakes to the Pledgee that:

9.1	Except for performing the Exclusive Option Agreement, without the prior written consent of the Pledgee, the Pledgor will not transfer or permit to be transferred all or part of the Equity, or create or permit to be created any security interest or other encumbrances that may affect the rights and interests of the Pledgee in the Equity, and any pledge or any other security interest imposed on all or part of the Pledged Equity without the prior written consent of the Pledgee shall be null and void.

9.2	Without the prior written notice to and the prior written consent from the Pledgee, the Pledgor will not transfer the Pledged Equity and all purported transfer of the Pledged Equity by the Pledgor shall be null and void. The proceeds received by the Pledgor from the transfer of the Pledged Equity with prior written consent from the Pledgee shall be first applied towards early full repayment to the Pledgee of the Secured Indebtedness or shall be deposited with a third party to be agreed with the Pledgee.

9.3	Should there arises any suit, arbitration or other claims which are likely to have an adverse effect on the Pledgor’s or the Pledgee’s interest under the Transaction Agreements and this Agreement or on the Pledged Equity, the Pledgor undertakes that it will notify the Pledgee in writing of the same as promptly as possible without delay and will, at the reasonable request of the Pledgee, take all necessary measures to ensure the Pledgee’s rights and interests of pledge in and to the Pledged Equity.

9.4	The Pledgor will not do or permit to be done any act or omission likely to have a material adverse effect on the interest of the Pledgee under the Transaction Agreements and this Agreement or on the Pledged Equity.

9.5	In the event of a possibility that the value of Pledged Equity will decrease and sufficiently endanger the rights of the Pledgee, the Pledgee may require the Pledgor to provide additional mortgage or guarantee. If the Pledgor fails to provide the same, the Pledgee may auction or sell the Pledged Equity at any time, the proceeds received therefrom shall be first applied towards early full repayment to the Pledgee of the Secured Indebtedness or shall be deposited with a third party; any costs incurred therefrom shall be borne by the Pledgor.

9.6	Without the prior written consent of the Pledgee, the Pledgor and/or the Company may not (by itself or assist others to) increase, decrease, transfer, or create any encumbrance on (including on the Equity) the Company’s registered capital (or its capital contribution to the Company). Subject to the foregoing provisions, the equity registered and acquired by the Pledgor after the date hereof shall be referred to as “Additional Equity”. The Pledgor and the Company shall immediately sign a supplementary equity pledge agreement with the Pledgee in respect of the Additional Equity when the Pledgor acquire the same, shall urge the Company’s board of directors and shareholders’ meetings to approve the supplementary equity pledge agreement, and shall submit all documents required for the supplementary equity pledge agreement, including but not limited to the original capital contribution certificates issued by the Company in respect of the Additional Equity. The Pledgor and the Company shall have the pledge of the Additional Equity registered in accordance with Section 2.2 of this Agreement.

9.7	The Pledgor will take all necessary measures and sign all necessary documents (including but not limited to supplementary agreements to this Agreement) at the reasonable request of the Pledgee to guarantee the Pledgee’s rights and interests in the Pledged Equity and the exercise and realization of such rights.

9.8	Should the exercise of the rights of pledge hereunder result in a transfer of any Pledged Equity, the Pledgor will take all measures to enable the realization of such transfer.

9.9	Unless the Pledgee issues a written instruction to the contrary in advance, the Pledgor and/or the Company agree that, if part or all of the Equity is transferred between the Pledgor and any third party (“Transferee”) in violation of this Agreement (including by division and inheritance), the Pledgor and/or the Company shall ensure that the Transferee unconditionally recognizes the pledge and goes through the necessary pledge registration alteration procedures (including but not limited to signing relevant documents) to ensure the survival of the pledge .

9.10	If the Pledgee provides a loan to the Company, the Pledgor and/or the Company agree to grant the Pledgee a pledge on the equity to guarantee such further loan, and to perform the relevant procedures at the soonest time possible in accordance with the requirements of laws and regulations (if any), including but not limited to signing relevant documents and handling relevant pledge creation (or alteration) registration procedures.

9.11	To protect or improve the security interest granted hereunder, the Pledgor hereby promises to sign in good faith and to urge other parties interested in the pledge to sign all the certificates, agreements, deeds and/or commitments required by the Pledgee. The Pledgor also promises to perform and urge other parties interested in the pledge to carry out the actions required by the Pledgee, to promote the Pledgee to exercise the rights and authorizations granted to it hereunder, and to sign with the Pledgee or the person designated by the Pledgee all relevant documents in respect of the Equity ownership. The Pledgor agrees to provide the Pledgee with all notices, orders and decisions on the pledge at the requested of the Pledgee within a reasonable period of time.

9.12	If the Company needs to be dissolved or liquidated in accordance with the mandatory provisions of applicable laws, after such dissolution or liquidation procedures are completed according to law, any proceeds received by the Pledgor from the Company according to law shall be granted to the Pledgee or the person designated by the Pledgee subject to PRC Laws.

9.13	If the equity pledged hereunder is subject to any compulsory measures implemented by the court or other government departments for any reason, the Pledgor shall make all efforts, including (but not limited to) providing other guarantees to the court or taking other measures to release such compulsory measures taken by the court or other departments against the equity.

9.14	The Pledgor hereby warrants to the Pledgee that it will abide by and perform all warranties, commitments, agreements, statements and conditions under this Agreement. If the Pledgor fails to perform or partially performs its warranties, commitments, agreements, statements and conditions, the Pledgor shall compensate the Pledgee for all its losses suffered therefrom.

10	Undertakings by the Company

10.1	The Company will use every effort to assist with the obtaining of any consent, permission, waiver, authorization of any third party or any approval, license or exemption from any governmental body or the completion of any registration or filing formalities with any governmental body (if required by law), requisite in each case for the execution and performance of this Agreement and the creation of the Equity Pledge hereunder; and will maintain the same in full force and effect during the term hereof.

10.2	Without the prior written consent of the Pledgee, the Company will not assist or permit the Pledgor to create any new pledge or any other security interest on the Pledged Equity.

10.3	Without the prior written consent of the Pledgee, the Company will not assist or permit the Pledgor to transfer the Pledged Equity.

10.4	Without the prior written consent of the Pledgee, the Company shall not transfer its assets or create or permit to be created any security interest or other encumbrances that may affect the rights and interests of the Pledgee in the Equity.

10.5	Should there arises any suit, arbitration or other claims which are likely to have an adverse effect on the Company, the Pledged Equity or the Pledgee’s interest under the Transaction Agreements and this Agreement, the Company undertakes that it will notify the Pledgee in writing of the same as promptly as possible without delay and will, in accordance with the reasonable request of the Pledgee, take all necessary measures to ensure the Pledgee’s pledge rights and interests in and to the Pledged Equity.

10.6	The Company will not do or permit to be done any act or action likely to have an adverse effect on the interest of the Pledgee under the Transaction Agreements and this Agreement or on the Pledged Equity.

10.7	The Company will, during the first month of each calendar quarter, submit to the Pledgee the financial statements of the Company for the preceding calendar quarter, including (without limitation) the balance sheet, the income statement and the cash flow statement.

10.8	The Company will, in accordance with the reasonable request of the Pledgee, take all steps and execute all documents (including without limitation any supplement hereto) necessary to ensure the Pledgee’s rights and interests of pledge in and to the Pledged Equity as well as the exercise and realization by the Pledgee of such rights and interests.

10.9	Should the exercise of the rights of pledge hereunder result in a transfer of any Pledged Equity, the Company undertakes that it will take all measures to enable the realization of such transfer.

10.10	The Company agrees to be severally and jointly liable to the Pledgee for the undertakings made by the Pledgor hereunder.

11	Fundamental Changes of Circumstances

As a supplementary agreement and without contravening other provisions of the Transaction Agreements and this Agreement, if, at any time, in the opinion of the Pledgee, as a result of any promulgation of or amendment to any PRC Law, regulation or rule, or of any change in the interpretation or application of such laws, regulations or rules, or of any change in relevant registration procedures, the maintaining of the validity of this Agreement and/or the disposal of the Pledged Equity in the manner prescribed hereunder becomes illegal or contravenes such laws, regulations or rules, the Pledgor and the Company shall, on the Pledgee’s written instruction and in accordance with its reasonable request, immediately take any action and/or execute any agreement or other documents so as to:

(1)	maintain the validity of this Agreement;

(2)	facilitate the disposal of the Pledged Equity in the manner prescribed hereunder; and/or

(3)	maintain or realize the security created or purported to be created hereunder.

12	Confidentiality

12.1	Irrespective of whether this Agreement has been terminated, each of the Parties shall maintain in strict confidence the following information:

(1)	The execution and performance of this Agreement and the content of this Agreement;

(2)	The trade secrets, proprietary information, and customer information of the Company or the Pledgee (hereinafter together with (1) collectively referred to as the “Confidential Information”) that it learns or receives due to the execution and performance of this Agreement.

Each Party may use such Confidential Information only for the purpose of fulfilling its obligations hereunder. Without the written permission of the other Parties, no Party may disclose the above-mentioned Confidential Information to any third party, or it shall bear the liability for breach of contract and compensate for the losses of the other Parties.

12.2	After the termination of this Agreement, each Party shall return, destroy or otherwise deal with all documents, materials or software containing Confidential Information, and stop using such Confidential Information, at the request of any other Party.

12.3	Notwithstanding any other provisions hereof, the validity of this section shall not be affected by any dissolution or termination of this Agreement.

13	Effectiveness and Term of Agreement

13.1	This Agreement shall become effective when the Pledgor has legally consumed all the equity interests of the Company in accordance with the Equity Transfer Agreement.

13.2	The term of this Agreement shall end when the Contractual Obligations shall have been performed in full and when the Secured Indebtedness shall have been satisfied in full by the Pledgor and the Company.

14	Notice

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, prepaid postage, a commercial courier service or facsimile transmission to the address of such Party set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

Notices given by personal delivery, courier service, registered mail or prepaid postage shall be deemed effectively given on the date of delivery.

Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

For the purpose of notices, the addresses of the Parties are as follows:

Beijing Chuangyuqizhi Technology Co., Ltd.

Address: Room 1101, 11/F, Building No. 7, Zone No. 34, Chuangyuan Road, Chaoyang District, Beijing, People’s Republic of China

Recipient: Jinshan Li

Email: [***]

Shenzhen Erwan Education Technology Co., Ltd.

Address: 2802, Qianhai Shimao Financial Center Phase II, 3040 Xinghai Avenue, Nanshan District, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen, Guangdong, People’s Republic of China

Recipient: Peng Li

Email: [***]Beijing Zhixueduxing Technology Co., Ltd.

Address: Room 202, 2/F, Building No. 7, Zone No. 34, Chuangyuan Road, Chaoyang District, Beijing, People’s Republic of China

Recipient: Yiming Pan

Email: [***]

Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

15	Miscellaneous

15.1	Without the prior written consent of the Pledgee, neither the Pledgor nor the Company may assign its rights, obligations or liabilities hereunder to any third party. This Agreement shall be binding upon and inure to the benefit of the Pledgor and its respective successors and permitted assigns.

However, the Pledgee may, immediately upon notice to the Pledgor and the Company, assign its rights, obligations or liabilities hereunder to any third party, without the consent of the Pledgor or the Company. The successors or permitted assignees (if any) of the Pledgor and the Company shall be obligated to continue to perform each Pledgor’s and the Company’s respective obligations hereunder. If the Pledgee is changed due to such assignment, at the request of the Pledgee, the Pledgor and the new pledgee shall sign a new pledge contract on the same terms and conditions as this Agreement.

15.2	The sum of the Secured Indebtedness determined by the Parties through negotiation shall constitute the conclusive evidence for the Secured Indebtedness hereunder.

15.3	This Agreement is made in Chinese with three (3) originals, one (1) for each Party, each original has the same legal effect, and additional originals may be signed for registration or filing purposes (if required).

15.4	The execution, effectiveness, performance, amendment, construction and termination of this Agreement shall be governed by the laws of the PRC.

15.5	Any dispute arising out of or in connection with this Agreement shall be settled by the Parties through consultations and shall, in the absence of an agreement being reached by the Parties within 30 days of its occurrence, be brought before the China International Economic and Trade Arbitration Commission for arbitration in Beijing according to its arbitration rules, and the arbitration award shall be final and binding on the Parties.

15.6	No right, power or remedy empowered to any Party by any provision of this Agreement shall preclude any other right, power or remedy available to such Party in accordance with law or any other provision hereof and no exercise by a Party of any of its rights, powers and remedies shall preclude its exercise of its other rights, powers and remedies.

15.7	No failure or delay by a Party in exercising any right, power or remedy under this Agreement or laws (“Party’s Rights”) shall result in a waiver of such rights; and no single or partial waiver by a Party of the Party’s Rights shall preclude such Party from exercising such rights in any other way or exercising the remaining part of the Party’s Rights.

15.8	The section headings herein are inserted for convenience of reference only and shall in no event be used in or affect the interpretation of the provisions hereof.

15.9	Each provision contained herein shall be severable and independent of any other provisions hereof, and if at any time any one or more provisions hereof become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected thereby.

15.10	Any amendment or supplement to this Agreement shall be made in writing and except where the Pledgee assigns its rights hereunder in accordance with Section 15.1, such amendments or supplements shall take effect only when properly signed by the Parties hereto.

15.11	This Agreement shall be binding on the legal successors of the Parties.

[No text below]

(No text on this page, this being a signature page to the Equity Pledge Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed at the place and as of the date first above written.

Beijing Chuangyuqizhi Technology Co., Ltd.

Authorized signatory:	/s/ Jinshan Li	/s/ Seal

(No text on this page, this being a signature page to the Equity Pledge Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed at the place and as of the date first above written.

Shenzhen Erwan Education Technology Co., Ltd.

Authorized signatory:	/s/ Li Meng	/s/ Seal

(No text on this page, this being a signature page to the Equity Pledge Agreement)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed at the place and as of the date first above written.

Beijing Zhixueduxing Technology Co., Ltd.

Authorized signatory:	/s/ Yiming Pan	/s/ Seal

Annex I:

Company Profile

Company Name: Beijing Zhixueduxing Technology Co., Ltd.

Registered address: Room 202, 2/F, Building No. 7, Zone No. 34, Chuangyuan Road, Chaoyang District, Beijing, People’s Republic of China.

Registered capital: RMB 1.0 million

Legal representative: Yiming Pan

Ownership structure:

No.	Name of shareholder	Capital contribution (RMB10,000)	Ratio of contributions
1	Shenzhen Erwan Education Technology Co.,Ltd.	100	100%

Total		100	100%